SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2016

Lans Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-148385	TBA
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Brickell, Miami, Florida	33133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-755-7451

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 23, 2016, the board of directors and majority shareholders of Lans Holdings, Inc. (the “Company”) approved the adoption of the Lans Holdings, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”). The description of the 2016 Equity Incentive Plan provided below is qualified in its entirety by reference to the complete terms of the 2016 Equity Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The purpose of the 2016 Equity Incentive Plan is to foster and promote the Company’s long-term financial success and increase stockholder value by motivating performance through incentive compensation. The 2016 Equity Incentive Plan is intended to encourage participants to acquire and maintain ownership interests in the Company and to attract and retain the services of talented individuals upon whose judgment and special efforts the successful conduct of the Company’s business is largely dependent.

The 2016 Equity Incentive Plan became effective upon its approval by the majority of stockholders on May 23, 2016 and, unless earlier terminated, will continue until May 23, 2026. A total of 25,000,000 shares of common stock may be issued under the 2016 Equity Incentive Plan.

The 2016 Equity Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares and performance units to our employees, officers, directors and consultants, including incentive stock options, non-qualified stock options, restricted stock, and other benefits.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Items 1.01 is incorporated into this Item 3.02 by reference.

On May 25, 2016, the board of directors approved an option grant to Mr. David Chistensen to purchase 3,000,000 shares of common stock pursuant to a Stock Option Agreement and the 2016 Equity Incentive Plan.

The issuance of the above shares was made in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act of 1933 and/or Regulation D promulgated thereunder.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2016, the Company’s board of directors appointed Mr. David Christensen to serve as a member of the Board of Directors and as Chief Strategy Officer.

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Mr. Christensen was on our Board of Advisors prior to being appointed as a member of the Board of Directors.

From 2005 to the present, Mr. Christensen owned and operated ETC Consulting Services based out of Scottsdale, Arizona. He has a BA in Organizational Communications from Brigham Young University in Provo, Utah.

Mr. Christensen has over 20 years’ experience in strategy deployment including unique expertise in global supply chains, POS, logistics, freight, distributions, inventories, service repairs, CRM, customer service and call center work. Additionally, his International team includes industry experts in engineering, IT hardware, ERP applications, security management, as well as marketing and PR. As a Black Belt, he uses the best tools from Lean/Six Sigma Principles of Strategy Deployment. Dave is a known expert for not only developing Strategic Business Objectives, but also for his methodology of Execution Excellence. His goal is to help companies surpass the competition by creating a Sustainable Competitive Advantage.

Aside from that provided above, Mr. Christensen does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Christensen is qualified to serve on our Board of Directors because of his experience and expertise in IT, sales and marketing. His initial term shall last until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.

There were no arrangements or understandings between Mr. Christensen and any other persons pursuant to which such individual was selected as a Director of our company.

There are no family relationships between our officers and/or directors.

Other than as described below, Mr. Christensen has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. For his services on the Advisory Board, we have issued Mr. Christensen 333,334 shares of common stock at $0.09 per share, the closing price on September 17, 2015. The Company has also amended the Advisory Board Agreement to compensate Mr. Christensen $8,000 per month through September 17, 2016.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Our majority shareholders and our board of directors approved an amendment to our Articles of Incorporation for the purpose of approving a reverse split of one to three in which each shareholder of common stock will be issued one share of their common stock in exchange for every three shares of their issued and outstanding common stock.

New stock certificates will be issued upon surrender of the shareholders’ old certificates.

We have submitted the required information to FINRA and received an effective date of May 24, 2016. Our common stock will be quoted under the symbol “LAHOD” for a period of 20 trading days. After 20 trading days, our common stock will resume trading under the symbol “LAHO.”

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	2016 Equity Incentive Plan
10.2	Advisory Board Agreement dated September 17, 2015
10.3	Amendment to Advisory Board Agreement dated January 1, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lans Holdings, Inc.

/s/ Trevor Allen

Trevor Allen

President and Chief Executive Officer

Date: May 24, 2016

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